m

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ANWORTH MORTGAGE ASSET CORPORATION

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March 8, 2016

Dear Stockholder:

The 2016 Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation (the “Annual Meeting”) will be held at our principal offices located at 1299 Ocean Avenue, Second Floor, Santa Monica, California, at 10:00 a.m. PDT, on Wednesday, May 18, 2016. The formal meeting notice and our proxy statement for the Annual Meeting are attached.

At this year’s meeting, stockholders will be asked to consider and vote upon several proposals, including proposals to: (1) elect six directors of the Company; (2) provide an advisory vote to approve the compensation of our Named Executive Officers; and (3) ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote your shares of common stock by phone, via the Internet or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed postage-paid envelope. This will ensure your representation at the Annual Meeting.

We look forward to seeing you on May 18, 2016.

Sincerely,

Lloyd McAdams
Chairman and Chief Executive Officer

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2016

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Anworth Mortgage Asset Corporation, a Maryland corporation, will be held on Wednesday, May 18, 2016 at 10:00 a.m. PDT, at our principal offices located at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401 for the following purposes:

1.	To elect six directors of the Company to serve for the ensuing year or until their successors are duly elected and qualified;
2.	To provide an advisory vote to approve the compensation of our Named Executive Officers;
3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
4.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Our board of directors recommends that you vote FOR the six nominees for election to our board and FOR proposals No. 2 and 3. Stockholders of record at the close of business on March 7, 2016 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to vote your shares of common stock by phone, via the Internet or by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously submitted a proxy. If your shares of common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

Sincerely,

Charles J. Siegel
Secretary

Santa Monica, California

March 8, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 18, 2016: This proxy statement and our Annual Report on Form 10-K are available on the internet, free of charge, at http://www.RRDEZProxy.com/2016/AnworthEZProxy. On this web site, you will be able to access this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 18, 2016

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors, or our board, of Anworth Mortgage Asset Corporation, or our “Company,” for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 18, 2016 at 10:00 a.m. PDT, at the principal offices of our Company located at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401, or at any adjournment or postponement thereof.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon the following matters:

•	The election of six directors of our Company to serve for the ensuing year or until their successors are duly elected and qualified;
•	An advisory vote to approve the compensation of our Named Executive Officers;
•	The ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
•	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We sent you these proxy materials because our board is requesting that you allow your shares to be represented at the Annual Meeting by the proxy-holders named in the enclosed proxy card. This proxy statement contains information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission, or the SEC, and is designed to provide you with information to assist you in voting your shares. On or about April 4, 2016, we will begin mailing these proxy materials to all stockholders of record at the close of business on March 7, 2016.

How does our board recommend that I vote on the proposals?

If no instructions are indicated on your returned proxy card, the proxy-holders will vote in accordance with the recommendations of our board. Our board recommends a vote:

•	“FOR” each of the nominees for director listed in this proxy statement;
•	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers; and
•	“FOR” the ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the proxy-holders will vote as recommended by our board, or if no recommendation is given, in their own discretion.

Who is entitled to vote at the Annual Meeting?

Holders of record of our common stock at the close of business on March 7, 2016 are entitled to vote at the Annual Meeting. As of March 7, 2016, there were 97,352,885 shares of our common stock issued and outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

How can I vote my shares?

Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted “for” or “against” all, some or none of our board’s nominees for director, or you may abstain from voting with respect to all, some or none of our board’s nominees for director. You may also specify whether your shares should be voted “for” or “against,” or whether you abstain from voting on, the following Company proposals: the advisory vote to approve the compensation of our Named Executive Officers and the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. You may vote your shares of common stock by any of the following methods:

By Telephone or the Internet—Stockholders can vote their shares via telephone or the internet as instructed on the proxy card. The telephone and internet voting procedures are designed to authenticate a stockholder’s identity, allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

By Mail —Stockholders who receive a paper proxy card or request a paper proxy card by telephone or the internet may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be mailed by the date shown on the proxy card or the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person—Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held in “street name” may be voted by you in person at the Annual Meeting only if you obtain a “legal” proxy from the bank, broker or other agent that holds your shares, which “legal” proxy grants you the right to vote the shares. You must present that “legal” proxy at the Annual Meeting to be entitled to vote shares held in “street name.”

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Brokers, banks and other agents who have record ownership of shares that they hold in “street name” for their clients have the discretion to vote such shares on “routine” matters, such as ratification of independent registered public accounting firms. Brokers, banks and other agents holding shares in “street name” for their clients do not have the ability to cast votes with respect to director elections or other “non-routine” matters unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker, bank or other agent if your shares are held by a broker, bank or other agent so that your vote is counted with respect to: the election of directors; the advisory vote to approve the compensation of our Named Executive Officers; and the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Can I change my vote after I have mailed my signed proxy card?

You can change your vote before your proxy is voted at the Annual Meeting by the following means:

•	You can send our secretary a written notice stating that you revoke your proxy.
•	If you signed and returned a proxy card and want to change your vote, you can complete, sign, date and return a new proxy card, dated a later date than the first proxy card.
•	You can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not, however, by itself revoke your proxy.

If you hold your shares in “street name” and have instructed your broker, bank or other agent to vote your shares, you must follow directions received from your broker, bank or other agent to change those instructions.

What quorum votes are needed to hold the Annual Meeting?

The presence, in person or by proxy, of stockholders entitled to cast not less than a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will determine whether or not a quorum is present. For purposes of determining whether a quorum is present, abstentions and broker non-votes are counted as present.

What vote is required to approve each proposal?

In the case of an “uncontested” election (where the only director candidates submitted to our stockholders for election at the Annual Meeting have been nominated by our board and the number of director-nominees does not exceed the total number of board seats up for election at the Annual Meeting), to be elected a director, a majority of the total votes cast “for” and “against” such director nominee at the Annual Meeting if a quorum is present must be affirmatively cast “for” the election of such director nominee.

In the case of a “contested” election (where the total number of director candidates nominated for election by our board, plus the total number of director candidates nominated for election by any one or more of our stockholders, exceeds the total number of board seats up for election at the Annual Meeting), directors shall be elected by a plurality of votes cast at the Annual Meeting if a quorum is present. Each share may be voted either for or against as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.

The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to: approve, on an advisory basis, the compensation of our Named Executive Officers; ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and approve any other proposals to be brought before the Annual Meeting or any adjournment or postponement thereof.

Our bylaws provide that, in an “uncontested” election only, upon the failure of a director nominee to receive a majority of the votes cast “for” the election of such director nominee, such director must tender his or her resignation following certification of such vote. Our Nominating and Corporate Governance Committee would then consider the tendered resignation and make a recommendation to our board as to whether to accept the resignation. In determining whether to accept the resignation, our board would consider, among other things, whether accepting the resignation of a director who failed to receive a “majority for vote” would cause our Company to fail to meet any applicable requirement of the SEC or the New York Stock Exchange, Inc., or the NYSE. Our board would take action within 90 days following the certification of the vote and any director whose resignation is under consideration would abstain from participating in the decision. Our board would then publicly announce its decision regarding the acceptance or rejection of such resignation, including by having our Company file a Current Report on Form 8-K with the SEC.

What is the effect of abstentions and broker non-votes?

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote in connection with the election of directors and the advisory vote to approve the compensation of our Named Executive Officers. Abstentions are excluded but broker non-votes will be counted as votes cast in connection with the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our board of directors consists of six members, four of whom have been determined by our board to be independent within our director independence standards, which are consistent with the director independence standards of the NYSE. At the Annual Meeting, a total of six directors will be elected to hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the six nominees named below. If any of the nominees is unable, or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy-holders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy-holders.

Information Regarding Nominees for Director

Biographical summaries and ages as of the date hereof of individuals nominated by our board for election as directors are provided below:

Lloyd McAdams, age 70, has been our Chairman, Chief Executive Officer and President since our formation in 1997. Mr. McAdams is also the manager and a member of Anworth Management, LLC, the external Manager of our Company, or our Manager. Mr. McAdams is also the President, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm organized in 1986 that manages portfolios for institutional and individual clients. Mr. McAdams is also the sole director and Chairman of the Board of PIA Farmland, Inc., a privately-held real estate investment trust incorporated in February 2013 which invests in U.S. farmland properties that are leased to independent farm operators. Mr. McAdams is also the Chairman of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a Certified Employee Benefit Specialist. Our board believes it is well served by Mr. McAdams’ skills and perspective that reflects his senior executive operations experience as a Chairman and Chief Executive Officer, his investment experience as a Chief Investment Officer as well as being a Chartered Financial Analyst.

*Lee A. Ault, III, age 79, has been a director of our Company since October 2002. From 1968 to 1992, Mr. Ault was Chief Executive Officer of Telecredit, Inc., a publicly traded payment services company. He also served as President of Telecredit, Inc. from 1968 until 1983 and as Chairman of the Board from 1983 until 1992. From 1999 until 2006, Mr. Ault served as Chairman of the Board of In-Q-Tel, Inc., a technology venture company funded principally by the Central Intelligence Agency (CIA). From 1999 through 2011, Mr. Ault served as a director, and part of the time as Chairman of the Board, of several mutual funds managed by Capital Research and Management Company, a subsidiary of The Capital Group. From 1998 until 2011, Mr. Ault served as a director of Office Depot, Inc. Mr. Ault also served as a director of the following public companies: Alex Brown Incorporated; Bankers Trust Corporation; Equifax, Inc.; Viking Office Products; and Sunrise Medical Corporation. Mr. Ault holds a Bachelor of Arts degree from Yale University. Our board believes it is well served by Mr. Ault’s experience as a chief executive officer for 23 years and by his service on numerous boards of public and private companies and not-for-profit institutions.

*Joe E. Davis, age 81, has been a director of our Company since its formation. He has been a private investor since 1982. Mr. Davis currently serves as a director (since 2000) of Natural Alternatives International, Inc. as well as a member of the Audit Committee (serving as the Chairman of the Audit Committee since 2004), a member of the Human Resources Committee (since 2003) and a member of the Nominating Committee of Natural Alternatives International, Inc. (since 2004). From 1991 to 2007, Mr. Davis served as a director of several mutual funds managed by Capital Research and Management Company. Previously, Mr. Davis served as Chairman of the Board of Linear Corporation (1987-1988); President and Chief Executive Officer of BMC Industries, Inc. (1985); and President and Chief Executive Officer of National Health Enterprises, Inc. (1974-1982). Formerly, Mr. Davis was a director and a member of the Audit Committee of BMC Industries, Inc. and Wilshire Technologies, Inc., and a director of Freymiller Trucking, Inc. Mr. Davis graduated from the University of Texas with a Bachelor of Science in Chemistry. He holds a Master of Business Administration degree from Harvard Graduate School of Business Administration. Our board believes it is well served from Mr. Davis’ perspective from his experience as a Chairman and a Chief Executive Officer as well as his involvement as a director with investment companies. Our board believes it is particularly well served by Mr. Davis’ experience with various board committees including his extensive experience with the Audit Committee and having served as an Audit Committee Chairman.

*Robert C. Davis, age 71, has been a director of our Company since May 2005 and is now a private investor. Mr. Davis was the Chief Executive Officer of Optimus EMR, Inc. from 2000 to 2015. Optimus EMR, Inc. is a private technology company that is engaged in the development, implementation and customer support of cloud-based software solutions including electronic medical records and billing/financial systems for post-acute care providers. Optimus EMR, Inc. was sold to a private company in 2015 and Mr. Davis retired from Optimus EMR, Inc. upon completion of the sale. Prior to that, he served as Chief Executive Officer and Chairman of the Board of Amcare, Inc. and as a director of Roger Cleveland Golf Company, Inc. Mr. Davis holds both a Master of Business Administration degree in Finance and a Bachelor of Science degree in Accounting from the University of Southern California. Our board believes it is well served from Mr. Robert Davis’ perspective as a Chairman and Chief Executive Officer and director at several companies. Our board also believes that it is well served from his executive and educational background in financial matters.

Joseph E. McAdams, age 47, has been a director of our Company since June 2002 and is also a member of our Manager. Mr. McAdams was also an Executive Vice President of our Company from June 2002 to December 2011 and Chief Investment Officer of our Company from January 2003 to December 3011, and he currently holds those positions with our Manager since January 2012. Mr. McAdams is also an Executive Vice President and the Chief Investment Officer of PIA Farmland, Inc. Mr. McAdams joined our Company as a Vice President in June 1998. Mr. McAdams joined PIA in 1998 and holds the position of Senior Vice President with a specialty in mortgage-backed securities. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. in New York as a mortgage-backed security trader and research analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder. Our board believes it is well served from Mr. McAdams’ professional background in portfolio management, including fixed income securities and, particularly, mortgage-backed securities.

*Mark S. Maron, age 60, has been a director of our Company since May 2014. Mr. Maron is also a partner with Acre Corporation, a private equity commercial real estate firm located in Pleasanton, California. From September 2005 to December 2007, Mr. Maron was a founding principal of Birchmont Capital Advisors, LLC, or Birchmont, a real estate private equity firm focused on multi-family properties. After the fund closed in January 2007, Birchmont was renamed JRK Multifamily and currently has 3 funds outstanding with over $1 billion in equity under management. While no longer actively involved with JRK Multifamily, Mr. Maron remains a General Partner of the fund. Prior to forming Birchmont, Mr. Maron spent 23 years as an investment banker, including 18 years at Credit Suisse, where he ran the firm’s Investment Banking Division in Los Angeles. Mr. Maron served on the Board of Directors of True Religion Brand Jeans until its sale to a private equity firm in July 2013. Mr. Maron holds a Bachelor of Arts degree from McGill University in Montreal, Canada, and holds a Master of Business Administration degree in Finance from the Wharton School of Business. Our board believes it is particularly well served by Mr. Maron’s extensive experience in the residential and commercial real estate business and by his experience on the board of a public company.

__________

*	Member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Review Committee. Mr. Joe E. Davis and Mr. Robert C. Davis are not related.

Vote Required

Directors receiving the affirmative vote “for” of a majority of the votes cast “for” and “against” such director nominee in an “uncontested” election at which a quorum is present will be elected to serve for the ensuing year or until their successors are duly elected and qualified.

Our board unanimously recommends that you vote FOR the election of each of the nominees listed above. Proxies received will be so voted unless stockholders specify otherwise in their proxy.

Independence of Nominees for Director

Our board has adopted the NYSE independence tests set forth in NYSE Listed Company Manual Section 303A.02 to assist it in making determinations of independence. Our board has determined that all of the nominees standing for election at the Annual Meeting, other than Mr. Lloyd McAdams, our Chairman, Chief Executive Officer and President, and Mr. Joseph E. McAdams, the Chief Investment Officer and Executive Vice President of our Manager, are independent of our Company under the aforementioned NYSE independence standards in that such nominees have no material relationship with us either directly or as a partner, stockholder or affiliate of an organization that has a relationship with our Company. Our board has made this determination in part based on the following:

•

other than Messrs. Lloyd McAdams and Joseph E. McAdams, no nominee for director has any current or prior material relationships with our Company aside from his directorship that could affect his judgment;

•

other than Messrs. Lloyd McAdams and Joseph E. McAdams, no nominee for director is, or has been within the last three years, an employee of our Company, or has an immediate family member that is or has been within the last three years, an executive officer of our Company;

•

other than Messrs. Lloyd McAdams and Joseph E. McAdams, no nominee for director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (such compensation not being contingent in any way on continued service);

•	no nominee for director or an immediate family member of a nominee for director is a current partner of a firm that is our Company’s internal or external auditor;
•	no nominee for director is a current employee of a firm that is our Company’s internal or external auditor;
•

no nominee for director has an immediate family member who is a current employee of a firm that is our Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•

no nominee for director or an immediate family member of a nominee for director was within the last three years a partner or employee of a firm that is our Company’s internal or external auditors and personally worked on our Company’s audit within that time;

•

no nominee for director or an immediate family member of a nominee for director is, or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executive officers at the same time serves or served on that other company’s compensation committee; and

•

other than Messrs. Lloyd McAdams and Joseph E. McAdams, no nominee for director is a current employee, or has an immediate family member that is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Board Leadership Structure

Our board has determined that, as of the date of this proxy statement, it is in the best interests of our Company and its stockholders that the positions of Chairman of the Board and Chief Executive Officer are combined. Our board believes this provides the necessary responsiveness called for in a highly competitive sector and allows our Company to be more adaptive and responsive to changing market conditions. As our Chief Executive Officer is the individual with primary responsibility for managing our Company’s day-to-day operations, he is best positioned to chair regular board meetings as we discuss key business and strategic issues. Our board believes that it has in place sound counter-balancing measures to ensure that our Company maintains high standards of corporate governance and proper oversight. These counter-balancing measures include: our board consisting of a majority of independent directors; each of our board’s standing committees (the Audit, Compensation, Nominating and Corporate Governance and Strategic Review Committees) being comprised of and chaired solely by non-employee directors; review of the Chief Executive Officer’s and our Manager’s performance remaining within the purview of the Compensation Committee; the independent directors meeting in executive sessions without the presence of management; and the independent directors meeting with and having access to both our internal and external auditors and attorneys. In addition, our board, through its independent directors, has adopted the position of a lead independent director to strengthen the independence and roles of the independent directors. The duties of the lead independent director are detailed in the following paragraph.

Lead Independent Director

Our independent directors appoint a lead independent director to strengthen the independence and role of the independent directors. The duties of the lead independent director are to:

•	preside at board meetings in the absence of the Chairman of the Board, or upon designation by a majority of directors;
•	preside at executive sessions or other meetings of the independent directors;
•	recommend the retention of consultants, legal, financial or other professional advisors who are to report directly to our board;
•	consult with the Chairman of the Board as to agenda items for board and committee meetings; and
•	coordinate with committee chairs in the development and recommendations relative to board and committee meeting agendas.

Mr. Lee A. Ault, III has been appointed by our independent directors as our lead independent director.

Our Board’s Role in Risk Oversight

Enterprise risk oversight consists of understanding the amount of risk, on a broad level, that our Company is willing to accept in pursuit of stockholder value; understanding and assessing the existing risk management processes in place; understanding and assessing our Company’s strategies and operational initiatives in connection with overall risk tolerance; and being apprised of the most significant risks and whether management is responding to such risks prudently. The person within our Company who is primarily responsible for enterprise risk oversight is our Chief Executive Officer, who reports directly to our board. Our board is involved in risk oversight through its regular meetings with management to review operations and strategies, risk profiles, updates on changes in our industry, economic conditions and laws and regulations, review of financial performance and key performance metrics as well as open communication with management and both our internal and external auditors and attorneys. Additionally, our board’s role in risk oversight is enhanced through the activities and responsibilities of the committees of our board – the Audit Committee (responsible for overseeing financial risks), the Compensation Committee (responsible for overseeing risks associated with our equity plan arrangements and the performance of our Manager), and the Nominating and Corporate Governance Committee (responsible for overseeing risks associated with director independence and conflicts of interest). The descriptions of these committees are detailed below and further details of the responsibilities of each committee may be found in our committee charters which are contained in the “Governance Documents” section of our website.

Board Committees and Charters

Our board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic Review Committee. Other committees may be established by our board from time to time. The following is a description of each of the committees and their composition.

Audit Committee

Our Audit Committee consists of four members: Mr. Joe Davis (chairman), Mr. Lee Ault, III, Mr. Robert Davis and Mr. Mark Maron, each of whom qualifies as “independent” under the independence standards of the NYSE. Our board has determined that:

•

Mr.  Robert Davis is designated as our “audit committee financial expert” as defined by the SEC. In addition, two other members of the Audit Committee also qualify as an “audit committee financial expert”; and

•	all members of the Audit Committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the audit committee independence standards of the SEC and the NYSE.

Our Audit Committee operates pursuant to a written charter adopted by our board. Among other things, the Audit Committee Charter calls upon the Audit Committee to:

•	review the financial information that will be provided to our stockholders and others;
•	review the adequacy of our systems of internal controls that management and our board have established;
•	review our audit and financial reporting process; and
•	maintain free and open lines of communication among the Audit Committee, our independent registered public accounting firm and management.

It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. Our Audit Committee does, however, consult with management and our independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, initiate inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent registered public accounting firm and approving professional services provided by our independent registered public accounting firm.

The Audit Committee held four meetings during 2015.

Compensation Committee

Our Compensation Committee consists of four members: Mr. Mark Maron (chairman), Mr. Lee Ault, III, Mr. Joe Davis and Mr. Robert Davis. Our board has determined that all of the Compensation Committee members qualify as:

•	“independent directors” under the NYSE independence standards;
•	“non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act; and
•	“outside directors” under Section 162(m) of the Internal Revenue Code of 1986, or the Code.

Following the externalization of our management function, or the Externalization, pursuant to our entry into a management agreement, or the Management Agreement, with Anworth Management, LLC, or our Manager, effective as of December 31, 2011, the Compensation Committee adopted a new charter to reflect changes to its responsibilities. As specified in the new charter, among other things, the Compensation Committee:

•	evaluates the performance of our Manager;
•

reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s performance-based compensation; evaluates the performance of the Chief Executive Officer in light of those goals and objectives; and determines and approves the Chief Executive Officer’s performance-based compensation level based on such evaluation (our Company is an externally-managed real estate investment trust, or REIT, and does not pay compensation to its officers other than performance-based compensation);

•	reviews and makes recommendations to our board with respect to compensation for independent directors;
•	reviews and approves fringe benefits and perquisites of directors and amendments to any related benefit plans or programs;
•

administers and makes recommendations with respect to dividend equivalent rights, or DERs, and restricted stock units (including the price, terms and amount) to be granted by our board under our Company’s performance-based compensation plans, which consist of our 2014 Equity Compensation Plan and 2007 Dividend Equivalent Rights Plan;

•	reviews the fees payable to our Manager under the Management Agreement; and
•	reviews and approves all compensation-related documents and disclosure required to be filed with regulatory organizations.

The Compensation Committee held one meeting during 2015.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of four members: Mr. Lee Ault, III (chairman), Mr. Joe Davis, Mr. Robert Davis and Mr. Mark Maron. The committee is composed entirely of “independent directors” as required by NYSE rules. Our Nominating and Corporate Governance Committee establishes and implements our corporate governance practices and nominates individuals for election to our board.

Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our board. Among other things, the charter calls upon the Nominating and Corporate Governance Committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of our board;
•	select, or recommend that our board select, the director nominees for each annual meeting of stockholders as well as the committee nominees; and
•	develop and recommend to our board, and review on at least an annual basis, a set of corporate governance principles applicable to our Company.

Our board believes that it is necessary for each of our Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of our board and searches for candidates that fill any current or anticipated future needs. Our board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nominating and Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our board and the Nominating and Corporate Governance Committee believe that it is essential that our board members represent diverse viewpoints. In considering candidates for our board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our board are also considered. The Nominating and Corporate Governance Committee has reviewed the qualifications, skills and experience of each of the director candidates listed in Proposal No.1 (Election of Directors) and has concluded as of the date of this proxy statement that each of these individuals should serve as directors of our Company.

The Nominating and Corporate Governance Committee held two meetings during 2015.

Strategic Review Committee

Our Strategic Review Committee consists of four independent directors: Mr. Robert Davis (chairman), Mr. Lee Ault, Mr. Joe Davis, and Mr. Mark Maron.

Our Strategic Review Committee has been authorized by our board to identify persons and entities who are willing and capable of participating  in the execution of our diversification program to invest in a broader array of mortgage and real estate assets through our qualified REIT subsidiary and our taxable REIT subsidiary. Our Strategic Review Committee has further been authorized to identify, review, and make recommendations to our board with respect to, potential capital markets and financial transactions to enhance stockholder and Company net asset value. Our Strategic Review Committee does not have any executive authority of our board, but has been authorized to engage, in its discretion, independent consultants and professional advisors to assist it with its review process and its presentations and recommendations to our board.

The Strategic Review Committee held one meeting during 2015.

Additional Governance Matters

Code of Conduct

Our board has established the Anworth Mortgage Asset Corporation Code of Ethics and Business Conduct, or the Code of Conduct, which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the Code of Conduct; and
•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by our board. In the event that our board grants any waivers of the elements listed above to any of our directors, officers or employees, or if any amendment is made to any provision of the Code of Conduct, we will make the required filing with the SEC and announce the waiver or amendment on the “Governance Documents” section of our website, both within four business days.

Limitation on Board Members’ Service on Other Public Company Boards

Our Nominating and Corporate Governance Committee recommended, and our board approved, a policy that limits our directors’ ability to serve on more than three public company boards (including our board) without the prior approval of our board. In deciding whether to grant a waiver, the Nominating and Corporate Governance Committee and our board will take into account, among other things, the nature and time involved in the director’s service on other boards. In addition, service on boards and committees of other companies must be in compliance with our conflicts of interest policies.

Stock Ownership Guidelines for Directors and Executive Officers

Our Nominating and Corporate Governance Committee recommended, and our board approved, an amended policy that sets out stock ownership guidelines for our directors and executive officers. Our directors are required to hold shares of our common stock with a minimum value equal to three times the amount of the annual retainer paid to the directors (the annual retainer is currently $50,000). These guidelines must be met within three years of joining our board or, in the case of directors serving at the time these guidelines were adopted in 2007, within three years following adoption.

The Chief Executive Officer is required to hold shares of our common stock with a minimum value of $1,000,000. Other executive officers who are Section 16 “insiders” are required to hold shares of our common stock with a minimum value of $100,000. These guidelines must be met within three years of becoming an “insider” for purposes of Section 16 of the Exchange Act.

For purposes of the foregoing ownership guidelines, shares owned outright by the director or executive officer (or their immediate family members residing in the same household), shares held in trust for the benefit of the director or executive officer (or their immediate family members residing in the same household) and restricted shares granted to the director or executive officer under one of our employee benefit plans, may all be counted towards reaching the minimum amounts. Deferred stock awards do not, however, count towards satisfaction of these guidelines. Compliance with these guidelines may be waived by the Nominating and Corporate Governance Committee for directors joining our board from government, academia or similar vocations, and for directors and Chief Executive Officer if compliance would create severe hardship or prevent compliance with a court order.

Policy Prohibiting Hedging of Company Shares

Our board has adopted a policy which prohibits directors, officers and employees of our Company and of our Manager from hedging their shares of equity securities of our Company.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:

•

available on our corporate website at http://www.anworth.com (by including the foregoing Internet address link, our Company does not intend to incorporate by reference to this proxy statement any material other than that specifically incorporated by reference herein);

•	available in print to any stockholder who requests them from our corporate secretary; and
•	filed as exhibits to our securities filings with the SEC.

Director Compensation

Our independent directors receive an annual fee of $50,000, payable quarterly, for service on our board, plus meeting fees of $2,000 for each formally called board meeting, which is reduced to $1,000 if the meeting is scheduled for telephonic participation, and $1,000 for each formally called committee meeting, which is reduced to $500 if the meeting is scheduled for telephonic participation, in each case that the independent directors attend at which a quorum is present. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings.

Each independent member of our board who was first elected or appointed as a board member at any time on or after the effective date of the 2004 Equity Compensation Plan was automatically awarded a stock grant of 2,000 shares of common stock upon the date such person was initially appointed to our board. In addition, on the first business day in July in each calendar year following the effective date of the 2004 Equity Compensation Plan, each independent board member then in office was automatically awarded a stock grant of 2,000 shares of common stock, provided such individual has served as an independent board member for at least six months. In 2009, our board approved the issuance of phantom common stock in lieu of common stock for all future equity awards to our independent directors. We may also make additional grants of equity awards to our independent board members from time to time.

The following table sets forth information regarding the various components of compensation to our independent directors during the fiscal year ended December 31, 2015:

DIRECTOR COMPENSATION

	Fees
	Earned or
	Paid in	Stock	Other
	Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)
Lee A. Ault, III	70,000	4,978	7,680	82,658
Joe E. Davis	70,000	4,978	7,680	82,658
Robert C. Davis	66,500	4,978	7,680	79,158
Mark S. Maron	67,500	4,978	2,960	75,438

________

(1)

Each of our independent directors receives an annual stock award of 2,000 shares of phantom common stock which do not vest until retirement from our board. The values shown in the table above represent the fair value on the date of the award. The fair value of the aforementioned stock awards was estimated using the Black-Scholes model with the following weighted-average assumptions: dividend yield: 11.61%; expected volatility: 28%; discount rate—bond equivalent yield: 3.93%; and expected lives: 6 years. The closing price of our common stock on the date of the 2015 awards was $4.96.

(2)

In connection with each annual stock award of 2,000 shares of phantom common stock, each of our independent directors receives a grant of 2,000 DERs awarded under the 2007 Dividend Equivalent Rights Plan. A DER is a right to receive amounts equal in value to the distributions paid on a share of our common stock. A DER does not create any stock option or authorize additional shares to be granted to officers or directors. The amounts shown in this column reflect the payments received on all previously issued DERs granted to our independent directors.

Director Attendance

During 2015, our board held 17 board and committee meetings. Each director attended more than 82% of the aggregate of the meetings of our board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

Our independent directors meet regularly in executive sessions without management, as required by our Corporate Governance Guidelines, to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of our board. We expect our independent directors to have at least four executive sessions each year.

Stockholder Meeting Attendance

As a general matter, all of our directors are encouraged to attend our Annual Meetings of Stockholders. All of our directors attended the 2015 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No officer or employee participated in deliberations of the Compensation Committee or our board concerning their own compensation. None of our executive officers has served on our board or on the compensation committee of any other entity which had officers who served on our board or our Compensation Committee.

EXECUTIVE OFFICERS AND COMPENSATION

Named Executive Officers

As a result of the externalization of our management function, or the Externalization, to Anworth Management, LLC, or our Manager, effective as of December 31, 2011, all of our officers and employees became employed by our Manager. Our only Named Executive Officers at year-end 2015(1) are our statutory officers as listed below:

Name	Age	Positions with our Company
Lloyd McAdams(2)	70	Chairman of the Board, Chief Executive Officer and President
Thad M. Brown(3)	66	Chief Financial Officer, Treasurer and Secretary

__________

(1)

Effective January 1, 2016, Charles J. Siegel, age 66, was appointed the Chief Financial Officer, Treasurer and Secretary of our Company. Previously, Mr. Siegel was the Senior Vice President-Finance of our Manager since December 31, 2011 and the Senior Vice President-Finance of our Company from October 2004 to December 31, 2011.

(2)	Mr. Lloyd McAdams’ biographical information is provided in “Proposal No. 1: Election of Directors” on page 5.
(3)

Thad M. Brown was the Chief Financial Officer, Treasurer and Secretary of our Company since June 2002 and is also a member of our Manager. Mr. Brown retired from our Company effective December 31, 2015.

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation objectives and policies in relation to compensation received by our Named Executive Officers as well as fees paid to our Manager.

Our compensation program consists of:

1.	performance-based compensation paid by us to our Named Executive Officers and employees of our Manager; and
2.	fees paid to our Manager pursuant to our Management Agreement.

It should be noted that we are the only client of our Manager and its sole source of revenue.

During 2015, compensation paid by our Manager to its employees who are our Named Executive Officers totaled $2,391,000, or approximately 27% of the management fee of $8,791,000 paid by us to our Manager.

We, through our compensation program, seek to encourage our Manager to attract, motivate and retain top quality senior executives who are committed to our core values of prudent risk-taking and integrity. The Compensation Committee acknowledges that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. Our Manager must compete for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which have significantly larger market capitalization than we do. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our Named Executive Officers is essential to maintaining our competitive position within the real estate finance industry.

The Compensation Committee’s objectives in developing and administering the compensation program are to:

•	focus decision-making and behavior on goals that are consistent with our overall business strategy without threatening the long-term viability of our Company;
•	attract, motivate and retain highly-skilled executive officers that will contribute to our successful performance;
•	align the interests of our Named Executive Officers with the interests of our stockholders by motivating these executives to increase long-term stockholder value;
•	provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace;
•	support a culture that is committed to paying for performance where compensation is commensurate with the level of performance achieved; and
•

maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and the prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee is committed to the ongoing review and evaluation of performance-based compensation paid by us, the fee paid to our Manager and the ability of our Manager to attract, motivate and retain its employees.

It is the Compensation Committee’s view that these compensation-related decisions are best made after a deliberate review of our Company, individual performance, and industry compensation levels that are within the risk parameters established by management and our board. Consistent with this view, the Compensation Committee periodically assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates the performance of individual Named Executive Officers relative to the performance expectations for their respective positions.

Fees Paid to our Manager

We pay only a base management fee to our Manager as set forth in the Management Agreement, who provides compensation and employee benefits to its employees. We do not pay our Manager an incentive fee. We do not believe that the combination of our fee arrangement with our Manager and our grants of performance-based awards to its employees encourages inappropriate risk-taking. The Compensation Committee believes that prudent risk-taking is an important part of growing and managing a business and also believes that it is important to align our compensation policies with our long-term interests and avoid short-term rewards for our Manager and our Named Executive Officers.

As set forth in the Management Agreement, we pay our Manager an annual base management fee which is calculated based on 1.20% of our stockholders’ equity, subject to certain conditions. Furthermore, because our stockholders’ equity would decrease if we experienced losses and, consequently, our Manager’s base management fee would then decrease, we believe that our Manager is not incentivized to sacrifice long-term performance for short-term gains. In addition, additional equity offerings, which increase our stockholders’ equity and, consequently, the management fee, and share repurchases, which decrease our stockholders’ equity and, consequently, the management fee, must be approved by a majority of our board, including our independent directors. See “Certain Relationships and Related Transactions” on page 23 for a discussion of the fees paid to our Manager.

Equity Compensation Awards

Awards granted to our Named Executive Officers and other employees of our Manager are designed to align their interests with the interests of our stockholders by providing each Named Executive Officer and the employees of our Manager with an ownership or ownership-based interest in our Company and a stake in our long-term success.

The 2014 Equity Compensation Plan, or the 2014 Equity Plan, and the 2007 Dividend Equivalent Rights Plan, or the 2007 DER Plan, are administered by our Compensation Committee, which has the discretion to determine those individuals or other service providers to whom awards will be granted, the number of shares subject to such rights and awards, and other terms and conditions of the dividend equivalent rights and restricted stock awards. Each such award may have a vesting period that is tied to each recipient’s continued service to our Company or a specifically identified set of performance measures.

The 2014 Equity Plan and 2007 DER Plan allow for grants of equity and/or equity-based awards to our Named Executive Officers, employees, consultants, and other service providers to us and our Manager, including grants of phantom stock and dividend equivalent rights. Awards granted to our Named Executive Officers and other employees of our Manager under the above-referenced plans are designed to align their interests with the interests of shareholders by providing each Named Executive Officer with an ownership or ownership-based interest in our Company and a stake in our long-term success. The 2014 Equity Plan and 2007 DER Plan are administered by our Compensation Committee, which has the discretion to determine those individuals or other service providers to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the dividend equivalent rights and restricted stock awards. Each such award may have a vesting period that is tied to each Named Executive Officer’s continued service to our Company or a specifically identified set of performance measures.

2014 Equity Plan

The 2014 Equity  Plan may provide equity awards to our Named Executive Officers, employees of our Manager, consultants and other service providers to us and our Manager through grants of restricted stock awards, phantom stock awards and dividend equivalent rights.

These grants typically vest either after achieving a predetermined performance objective listed in the Plan or over the passage of time

When determining the fair market value of our stock on the grant date, it is our practice to use the closing price of our common stock as reported on the NYSE on the grant date. The grant date can be either the actual date when our board grants the award or a future date that our board specifies when the award will be granted.

2007 DER Plan

A DER is a right to receive an amount equal in value to the dividend paid on one share of our common stock. A DER award does not involve the grant of common stock or the right to acquire common stock.

The 2007 DER Plan provides our Compensation Committee and our board with tools to better align the interests of our officers and directors, and our Manager’s employees who provide services to us, with those of our stockholders. The 2007 DER Plan is intended to provide incentives to those employees, officers, and directors who are expected to provide significant services to our Company, to encourage such employees, officers, and directors to continue to provide services to our Company, to attract new employees, officers, and directors and to provide additional incentive to increase their efforts in providing services to our Company.

In awarding DERs, the Compensation Committee takes into consideration each individual’s performance, total compensation, past DER awards, and their position with and/or services to our Company.

Prior to the Externalization on December 31, 2011, grants of DERs were awarded under the 2007 DER Plan to various officers and employees. After that date, grants of DERs continued to be awarded to our Chief Executive Officer and Chief Financial Officer under the 2007 DER Plan while grants of DERs to other officers and employees of our Manager are awarded under our 2014 Equity Plan.

In December 2015, an aggregate of 162,956 DERs expired and were replaced by an equal amount of DERs to various officers and employees under both the 2014 Equity Plan and the 2007 DER Plan. At December 31, 2015, there were 672,188 DERs outstanding under the 2007 DER Plan and the 2014 Equity Plan.

Restricted Stock Awards

In accordance with the terms of our former 2004 Equity Compensation Plan, our board approved the following grants:

In October 2005, our board approved the grant of 200,780 shares of restricted stock to several of our employees under our 2004 Equity Compensation Plan. The closing price of our common stock on the grant date was $7.72. The restricted stock vested 10% per year on each anniversary date for a ten-year period and also would vest immediately upon the death of the grantee or upon the grantee reaching age 65. Each grantee has the right to sell 40% of the restricted stock any time after such shares have vested. The remaining 60% of such vested restricted stock may not be sold until after termination of employment with us. At December 31, 2015, all of the shares issued under this grant had vested.

In October 2006, our board approved a grant of an aggregate of 197,362 shares of performance-based restricted stock to several of our officers and employees under our 2004 Equity Compensation Plan. Such grant was made effective on October 18, 2006 and will expire in October 2016. The closing price of our common stock on the effective date of the grant was $9.12. The shares will vest in equal annual installments over three years provided that the annually compounded rate of return on our common stock, including dividends, exceeds 12%. If the annually compounded rate of return does not exceed 12%, then the shares will vest on the anniversary date thereafter when the annually compounded rate of return exceeds 12%. If the annually compounded rate of return does not exceed 12% within ten years after the effective date of the grant, then the shares will be forfeited. The shares will fully vest within the ten-year period upon the death of a grantee. Upon vesting, each grantee shall have the right to sell 40% of the restricted stock any time after such shares have vested. The remaining 60% of such vested restricted stock may not be sold, transferred or pledged until after termination of employment with us or upon the tenth anniversary of the effective date. To date, none of these shares have vested.

Other Factors and Considerations

Fringe Benefits

Since we have no employees, we do not provide any fringe benefits. Any fringe benefits paid to employees of our Manager are the responsibility of our Manager.

Change in Control Provisions

Our Chief Financial Officer and various officers and employees of our Manager have change in control provisions in their amended Change in Control and Arbitration Agreements with our Company. Our Chief Executive Officer does not have a Change in Control and Arbitration Agreement. See “Change in Control and Arbitration Agreements” on pages 19 and 20 for a more detailed description of the Change in Control and Arbitration Agreements.

On December 31, 2011, and in connection with the Externalization, the Change in Control and Arbitration Agreements were amended to provide that if a Change in Control (as defined in the amended Change in Control and Arbitration Agreements) occurred, each of these persons will receive from us certain severance and other benefits based upon their total compensation and benefits as of December 31, 2011.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all equity compensation decisions related to our Named Executive Officers and the officers and employees of our Manager. When making equity compensation decisions for these persons (other than Mr. Lloyd McAdams), the Compensation Committee seeks input from Mr. Lloyd McAdams, our Chief Executive Officer, given his direct day-to-day working relationship with our Chief Financial Officer and with the employees of our Manager. The Compensation Committee engages in discussions and makes final determinations related to equity compensation paid to our Named Executive Officers. All decisions regarding Mr. Lloyd McAdams’ equity compensation are made by the Compensation Committee.

Accounting and Tax Considerations of Different Forms of Compensation

Deductibility of Executive Compensation

The Compensation Committee periodically reviews the potential implications of Section 162(m) of the Code. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its named executive officers unless the compensation is performance-based within the meaning of Section 162(m). Although the Compensation Committee considers various alternatives for preserving the deductibility of compensation payments, the Compensation Committee reserves the right to award compensation to the executives that may not qualify under Section 162(m) as deductible compensation.

Other Tax and Accounting Implications

Section 409A of the Code adopted under the American Jobs Creation Act of 2004 has significantly changed the tax rules applicable to nonqualified deferred compensation arrangements. We currently do not have any deferred compensation arrangements.

In accordance with Financial Accounting Standards Board Accounting Standard Codification 718-10, any compensation cost relating to share-based payments is recognized in the financial statements. Restricted stock is expensed over the vesting periods.

Compensation Committee Consideration of the 2015 Advisory Vote of our Stockholders on Executive Compensation

In determining our executive compensation program for 2015, the Compensation Committee considered the results of the 2015 advisory vote of our stockholders on the proposal on executive compensation presented in our 2015 proxy statement. The Compensation Committee noted that more than 95.3% of the votes cast for this proposal approved the compensation of our Named Executive Officers as described in our 2015 proxy statement. The Compensation Committee considered these voting results as supportive of its general executive compensation practices.

Executive Compensation and Related Matters

As a result of the Externalization effective as of December 31, 2011, our only Named Executive Officers are our statutory officers. The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and Chief Financial Officer, who were serving as our Named Executive Officers as of December 31, 2015 for services rendered to us for the fiscal years ended December 31, 2015, 2014 and 2013:

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and Non-
						Qualified	All
				Stock	Non-Equity	Deferred	Other
		Salary	Bonus	Awards	Incentive	Comp.	Comp.	Total
Name and Principal Position	Year	($)	($)	($)	Comp. ($)	Earnings ($)	($)(2)(3)	($)
Lloyd McAdams(1)	2015	-	-	-	-	-	329,822	329,822
Chief Executive Officer	2014	-	-	-	-	-	307,535	307,535
	2013	-	-	-	-	-	274,585	274,585
Thad M. Brown(1)(4)	2015	-	-	-	-	-	59,348	59,348
Chief Financial Officer	2014	-	-	-	-	-	55,091	55,091
	2013	-	-	-	-	-	49,189	49,189

__________

(1)

All Other Compensation includes (1) dividends paid on all stock previously granted to and still owned by our Named Executive Officers and (2) compensation received from grants of DERs. The compensation from dividends paid in 2015, 2014 and 2013 of $256,901, $239,775 and $214,085, respectively, to Mr. Lloyd McAdams and $21,526,  $20,091 and $17,939, respectively, to Mr. Thad M. Brown. The compensation received in 2015, 2014 and 2013 from DERs grants was $72,921, $67,760 and $60,500, respectively, to Mr. Lloyd McAdams and $37,822, $35,000 and $31,250, respectively, to Mr. Thad M. Brown.

(2)	Pursuant to the Externalization, effective as of December 31, 2011, no compensation was paid to our Named Executive Officers other than awards under our 2014 Equity Plan and 2007 DER Plan.
(3)	Mr. Thad M. Brown retired from our Company effective December 31, 2015.

During 2015, compensation paid by our Manager to its employees who are our Named Executive Officers totaled $2,391,000, or approximately 27% of the management fee of $8,791,000 paid by us to our Manager.

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2015, some of our Named Executive Officers and officers and employees of our Manager received replacement grants of DERs in an aggregate amount of 162,956 DERs to replace grants that had expired on December 17, 2015. Some of our Named Executive Officers and officers and employees of our Manager also received a new grant of DERs in an aggregate amount of 146,000 DERs that are scheduled to expire on December 17, 2020. These grants were issued under both our 2007 DER Plan and 2014 Equity Plan. Mr. Lloyd McAdams, our Chief Executive Officer, only received a replacement grant of DERs. Mr. Thad M. Brown, our former Chief Financial Officer, did not receive a replacement grant, nor did he receive a new grant, of DERs due to his retirement from our Company effective December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to our Named Executive Officers concerning outstanding equity awards held by them at December 31, 2015:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Equity Incentive
				Equity Incentive	Plan Awards:
	Number of			Plan Awards:	Market or Payout
	Securities			Number of	Value of Unearned
	Underlying			Unearned Shares,	Shares, Units or
	Unexercised			Units or Other	Other Rights That
	Options Exercisable	Option Exercise	Option Expiration	Rights That Have	have Not Vested
Name	(#)(1)	Price ($)	Date	Not Vested (#)(2)	($)(3)
Lloyd McAdams	-	N/A	N/A	38,377	166,940
Thad M. Brown	-	N/A	N/A	-	-

__________

(1)	There were no stock options granted in 2015 and there were no stock options outstanding for either of these officers as of December 31, 2015.
(2)	These shares represent the portion of the October 2006 restricted stock grant that has not vested. The terms of this grant are more fully described on page 15 of this proxy statement.
(3)	The market value of these stock awards is based on the number of unvested shares multiplied by the closing price of $4.35 of our common stock on December 31, 2015.

Option Exercises and Stock Vested

The following table provides information with respect to our Named Executive Officers concerning option exercises and stock vested as of December 31, 2015:

OPTION EXERCISES AND STOCK VESTED

2015
	Option Awards		Stock Awards(1)
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Lloyd McAdams	-	-	-	-
Thad M. Brown	-	-	1,943	10,026

__________

(1)

The stock awards that were vested during 2015 relate to the restricted stock that was granted on October 27, 2005. In accordance with the terms of this award, the remaining 1,943 shares for Thad M. Brown that were scheduled to vest in October 2015 were accelerated due to his reaching age 65. The closing price of our common stock on the accelerated vesting date of March 10, 2015 was $5.16. This price multiplied by the number of shares that vested results in the value realized on vesting.

Pension Benefits

Our Company does not provide any pension benefits to any of our Named Executive Officers or employees of our Manager.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 with respect to our common stock issuable under our equity compensation plans:

(c) Number of
securities remaining
	(a) Number of		available for future
	securities to be	(b) Weighted	issuance under
	issued upon exercise	average exercise	equity compensation
	of outstanding	price of outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
Plan Category	and rights	and rights	in column (a))
Equity compensation plans approved by security holders(1)	-	N/A	1,992,000
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A
Total	-	N/A	1,992,000

__________

(1)

In May 2014, our stockholders adopted the Anworth Mortgage Asset Corporation 2014 Equity Plan, which replaced our 2004 Equity Compensation Plan upon its expiration. Our 2014 Equity Plan authorizes our board or a committee of our board to grant equity and equity-based awards for up to 2,000,000 of the outstanding shares of our common stock. Our 2014 Equity Plan does not provide for automatic annual increases in the aggregate share reserve or the number of shares remaining available for grant. On August 5, 2014, we filed a registration statement on Form S-8 to register an aggregate of 2,000,000 shares of our common stock, which may be issued pursuant to our 2014 Equity Plan.

(2)	Our Company has not authorized the issuance of its equity securities under any plan not approved by our stockholders.

Change in Control and Arbitration Agreements

In June 2006, we entered into Change in Control and Arbitration Agreements with our Chief Financial Officer as well as certain of our other former officers and employees who are currently employees of our Manager. There are no Change in Control and Arbitration Agreements for either Mr. Lloyd McAdams or Mr. Joseph E. McAdams.

While our board does not have the authority to terminate the employees of our Manager, our board determined that, in the event of a change in control of our Company, as defined below, it would be imperative for us and our board to be able to receive and rely upon these employees’ advice, if requested, as to the best interests of our Company and its stockholders without concern that these employees might be distracted by the personal uncertainties and risks created by any such possible transactions. Following our entry into the Management Agreement effective as of December 31, 2011 and in connection with the Externalization, we amended the existing Change in Control and Arbitration Agreements to provide that should a Change in Control (as defined in the amended Change in Control and Arbitration agreements) occur, each of these employees of our Manager will receive from us certain severance and other benefits valued as of December 31, 2011.

The Change in Control and Arbitration Agreements grant to the employees of our Manager, in the event that a change in control occurs, a lump sum payment equal to (i) 12 months annual base salary in effect on December 31, 2011, plus (ii) the average annual incentive compensation received for the two complete fiscal years prior to December 31, 2011, and plus (iii) the average annual bonus received for the two complete fiscal years prior to December 31, 2011, as well as all fringe benefits for a period of 12 months. The Change in Control and Arbitration Agreements also provide for immediate vesting of all equity awards granted to these employees of our Manager upon a change in control.

A Change in Control, as defined in the Change in Control and Arbitration Agreements, means the first to occur of any of the following: (a) any “person” or “persons” acting as a group (other than our Company or any trustee or other fiduciary holding securities under an employee benefit plan of our Company) being the beneficial owner, directly or indirectly, of securities of our Company representing more than 50% of the combined voting power of our Company’s then outstanding securities; or (b) a change in the composition of our board; or (c) the effective date of any merger or consolidation of our Company with any other corporation or entity other than (i) a merger or consolidation which would result in the voting securities of our Company outstanding immediately prior thereto continuing to represent in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of our Company, at least 65% of the combined voting power of the voting securities of our Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of our Company in which no person acquires more than 35% of the combined voting power of our Company’s then outstanding securities, or (iii) a merger or consolidation of our Company with one or more persons that are related to our Company immediately prior to the consolidation or merger; or (d) the sale or disposition by our Company of all or substantially all of our Company’s assets, to one or more persons that are not related to our Company immediately prior to the sale or transfer. The foregoing summary of the terms and conditions of the Change in Control and Arbitration Agreements is qualified in its entirety by reference to the Change in Control and Arbitration Agreements, which have been filed as exhibits to our Company’s reports pursuant to the Exchange Act.

The Change in Control and Arbitration Agreement for Mr. Thad M. Brown was amended as noted previously. The closing market price of our common stock at December 31, 2015 was $4.35. The following reflects the amount that Mr. Brown would have been paid if a change in control occurred on December 31, 2015, although due to Mr. Brown’s retirement as of December 31, 2015, this agreement was terminated as of such date:

Thad M.
Brown
Base salary	$283,000
Average bonus	117,500
Fringe benefits	17,988
Vesting of equity awards	96,548
Total:	$515,036

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. The principal management executive involved in determining compensation and in discussing these issues with the Compensation Committee is the Chief Executive Officer. His involvement is discussed in the Compensation Discussion and Analysis section of this proxy statement (see page 16).

Based on this review and discussion, the Compensation Committee recommended to our board that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K.

Respectfully Submitted by the Compensation Committee of the Board of Directors,

Mark S. Maron Lee A. Ault, III Joe E. Davis Robert C. Davis

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 7, 2016, the record date of the Annual Meeting, there were 97,352,885 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 7, 2016 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 7, 2016 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares or controls such powers with either his or her spouse or immediate family member) with respect to the shares set forth in the following table:

	Common Stock
Beneficial Owner	Beneficially Owned(1)	Percent of Class
Directors and Named Executive Officers(2)
Lloyd McAdams(3)	1,329,110	1.4%
Charles J. Siegel	42,601	*
Lee A. Ault III	83,000	*
Joe E. Davis	15,582	*
Robert C. Davis	40,000	*
Mark S. Maron	30,000	*
Joseph E. McAdams(4)	323,208	*
All Directors and Executive Officers as a Group (7 Persons)(5)	1,863,501	1.9%
5% Stockholders
BlackRock, Inc.(6)	8,057,483	8.3%
Vanguard Group, Inc.(7)	7,597,312	7.8%

__________

*	Less than 1%
(1)

The amounts shown do not include shares of our Series B Preferred Stock, which are convertible into shares of our common stock at a current conversion rate of 4.4909. A table which details the beneficial ownership of our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is shown after these footnotes.

(2)	As a result of the Externalization effective as of December 31, 2011, our only Named Executive Officers are our statutory officers.
(3)

Includes (i) 1,232,910 shares held by Mr. Lloyd McAdams and Ms. Heather U. Baines, (ii) 62,500 shares which Mr. McAdams owns individually and in which Ms. Baines has no beneficial interests, and (iii) 33,700 shares owned by the McAdams Foundation, of which Mr. Lloyd McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation with Mr. Joseph E. McAdams and others and disclaims any beneficial interest in the shares held by this entity.

(4)

Includes 33,700 shares owned by the McAdams Foundation, of which Mr. Joseph E. McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation with Mr. Lloyd McAdams and others and disclaims any beneficial interest in the shares held by this entity.

(5)	Each of our directors and officers may be reached at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401.
(6)

Based on information provided in a Schedule 13G/A that was filed with the SEC on January 20, 2016 by BlackRock, Inc. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which beneficially owns 5% or greater of the outstanding shares of our common stock: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia)  Limited;  BlackRock Investment Management (UK) Limited; and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)

Based on information provided in a Schedule 13G/A that was filed with the SEC on February 10, 2016 by Vanguard Group, Inc. Aggregate beneficial ownership reported by Vanguard Group, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of Vanguard Group, Inc., none of which beneficially owns 5% or greater of the outstanding shares of our common stock: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355

As of March 7, 2016, the record date of the Annual Meeting, there were 1,919,378 shares of our Series A Cumulative Preferred Stock, 1,009,640 shares of our Series B Cumulative Convertible Preferred Stock and 433,924 shares of our Series C Cumulative Redeemable Preferred Stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our Series A Cumulative Preferred Stock, Series B Cumulative Convertible Preferred Stock and Series C Cumulative Redeemable Preferred Stock as of that date by (i) each of our directors, (ii) each of our Named Executive Officers, and (iii) all of our directors and executive officers as a group. We have omitted from the following table those directors and Named Executive Officers who do not beneficially own shares of our Series A Cumulative Preferred Stock, Series B Cumulative Convertible Preferred Stock or Series C Cumulative Redeemable Preferred Stock. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 7, 2016 through the exercise of any stock option or other right. Except under certain circumstances, our Series A Cumulative Preferred Stock, Series B Cumulative Convertible Preferred Stock and Series C Cumulative Redeemable Preferred Stock are non-voting equity securities. Our Series B Cumulative Convertible Preferred Stock is convertible into shares of our common stock. Unless otherwise noted, we believe that each person has sole investment power (or shares or controls such powers with either his or her spouse or immediate family member) with respect to the shares set forth in the following table:

		Amount and
		Nature of	Percent
	Name of	Beneficial	of
Title of Class	Beneficial Owner	Ownership	Class
Directors and Named Executive Officers:
Series B Cumulative Convertible Preferred Stock(1)	Joe E. Davis	3,000	*
Series B Cumulative Convertible Preferred Stock(1)	Robert C. Davis	4,000	*
Series B Cumulative Convertible Preferred Stock(1)	All Directors and Executive Officers as a Group (7 Persons)	7,000	*

__________

*	Less than 1%
(1)

As of March 7, 2016, our Series B Cumulative Convertible Preferred Stock was convertible at the conversion rate of 4.4909 shares of our common stock per $25.00 liquidation preference. The conversion rate will be adjusted in any fiscal quarter in which the cash dividends paid to common stockholders results in an annualized common stock dividend yield that is greater than 6.25%. The conversion ratio will also be subject to adjustment upon the occurrence of certain specific events such as a change in control. Our Series B Cumulative Convertible Preferred Stock is convertible into shares of our common stock at the option of the Series B Cumulative Convertible Preferred stockholder at any time at the then prevailing conversion rate. We may, at our option, convert, under certain circumstances, each share of Series B Cumulative Convertible Preferred Stock into a number of common shares at the then prevailing conversion rate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our board has established the Code of Ethics and Business Conduct (the “Code of Conduct”). The Code of Conduct outlines the principles, policies and values that govern the activities of our Company and it applies to all of our directors, officers and employees. The Code of Conduct outlines our policy on conflicts of interest.

A conflict of interest is defined as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities to our Company in an impartial manner. It is specifically required by our Code of Conduct that all of our officers, directors and employees (1) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (2) ensure that duties and responsibilities to our Company are handled in such a manner that ensures impartiality.

In addition to the Code of Conduct, we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions. Also, on a quarterly basis, our board reviews all existing related party transactions and any new transactions that are brought to the attention of either management or our board.

On any new related party transactions, if the party involved in the transaction is a member of our board, such member of our board is required to recuse or abstain from involvement in the decision. If the remaining board members ratify the transaction, our board will grant a waiver to the Code of Conduct. In the event that such a waiver is granted to any of our officers, we would announce the waiver within four business days on a Form 8-K and the “Governance Documents” section of our website.

Management Agreement and Externalization

At our annual stockholders meeting on May 25, 2011, our stockholders approved the entry by us into a Management Agreement, or the Management Agreement, between us and Anworth Management, LLC, or our Manager, and the externalization of our Company’s management function, or the Externalization. We entered into the Management Agreement effective as of December 31, 2011. Our day-to-day operations are now being conducted by our Manager through the authority delegated to it under the Management Agreement and pursuant to the policies established by our board. Our Manager is supervised and directed by of our board and is responsible for (i) the selection, purchase and sale of our investment portfolio; (ii) our financing and hedging activities; and (iii) providing us with management services. Our Manager performs such other services and activities relating to our assets and operations as may be appropriate. In exchange for these services, our Manager receives a management fee paid monthly in arrears in an amount equal to one-twelfth of 1.20% of our Equity (as defined in the Management Agreement).

Our Manager commenced performance on December 31, 2011, after which we became an externally-managed REIT. Following the execution of the Management Agreement and on its effective date, the employment agreements of our executives were terminated, and we operate as an entity with officers and directors, but without employees. Our employees became employees of our Manager, and we took such other actions as were reasonably necessary to implement the Management Agreement and the Externalization. The Management Agreement was renewed for another one-year term expiring on December 31, 2016.

The Management Agreement

Under the terms of the Management Agreement, our Manager is responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our board. The material terms of the proposed Management Agreement are described below.

Management Services

The Management Agreement requires our Manager to oversee our business affairs in conformity with the operating policies and the investment guidelines approved by our board. Our Manager, at all times, is supervised and directed by our board, the terms and conditions of the Management Agreement, and such further limitations or parameters as may be imposed from time to time by our board. Our Manager is responsible for (i) the selection, purchase and sale of our investment portfolio, (ii) our financing and hedging activities, and (iii) providing us with investment advisory services.

Our Manager has not assumed any responsibility other than to render the services called for under the Management Agreement in good faith and is not responsible for any action of our board in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, will not be liable to us, our board or our stockholders for any acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the Management Agreement.

We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates and the directors, officers, employees, members and stockholders of our Manager and its affiliates, performed in good faith under the Management Agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. Our Manager has agreed to indemnify us and our directors, officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement. Our Manager will maintain reasonable and customary “fidelity” insurance coverage.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines, (ii) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities are listed or that would otherwise not be permitted by our amended and restated certificate of incorporation or bylaws. If our Manager is ordered to take any action by our board, our Manager will notify our board if it is our Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or our amended and restated certificate of incorporation or bylaws.

Term and Termination Rights

The Management Agreement will be automatically renewed for one-year terms unless terminated by either us or our Manager. The Management Agreement does not limit the number of renewal terms. Either we or our Manager may elect not to renew the Management Agreement upon the expiration of the initial term of the Management Agreement or upon the expiration of any automatic renewal terms, both upon 180 days prior written notice to our Manager or us. Any decision by us to not renew the Management Agreement must be approved by the majority of our independent directors. If we choose not to renew the Management Agreement, we will pay our Manager a termination fee, upon expiration, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. In addition, following any termination of the Management Agreement, we must pay our Manager all monthly management fees accruing to the date of termination and any other amounts due.

If we terminate the Management Agreement without cause, we may not, without the consent of our Manager, employ any employee of our Manager or any of its affiliates, or any person who has been employed by our Manager or any of its affiliates at any time within the two year period immediately preceding the date on which the person commences employment with us for two years after such termination of the Management Agreement.

Furthermore, if we decide not to renew the Management Agreement without cause as a result of the determination by the majority of our independent directors that the management fee is unfair, our Manager may agree to perform its management services at fees the majority of our board determine to be fair, and the Management Agreement will not terminate. If our Manager does not agree, it can give us notice that it wishes to renegotiate, in which case we and our Manager must negotiate in good faith. If we cannot agree on a revised fee structure at the end the 60-day negotiation period following our receipt of our Manager’s intent to renegotiate, the agreement will terminate, and we must pay the termination fees described above.

We may also terminate the Management Agreement with 60 days’ prior written notice for cause, without paying the termination fee, if any of the events constituting cause under the Management Agreement occur, which will be determined by a majority of our independent directors.  These events include fraud, embezzlement, gross negligence, failure to provide adequate personnel not cured within a specified time period, material breach of the Management Agreement not cured within a specified time period, and our Manager’s bankruptcy or dissolution.

Management Fee and Reimbursement of Expenses

We do not employ personnel. As a result, we rely on our Manager to administer our business activities and day-to-day operations. Our Manager receives a management fee from us to compensate its employees for providing services as summarized above in “—Management Services.” Our Manager is also entitled to certain monthly expense reimbursements described below. The management fee is payable monthly in arrears in cash.

Management Fee. We pay our Manager a management fee monthly in arrears in an amount equal to 1/12 of 1.20% of our Equity (as defined below). Our Manager calculates each monthly installment of the management fee within 15 days after the end of each calendar month and we pay the monthly management fee with respect to each calendar month within 5 business days following the delivery to us of our Manager’s statement setting forth the computation of the monthly management fee for such month.

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each as computed in accordance with generally accepted accounting principles utilized in the United States of America.

Our Manager will not receive any performance-based incentive compensation pursuant to the terms of the Management Agreement.

Reimbursement of Expenses. We will pay directly, or reimburse our Manager, for all of our operating expenses and our Manager’s operating expenses applicable to our Company, other than compensation and benefits. Pursuant to the terms of the Management Agreement, we are not responsible for the employment-related expenses of our Manager’s employees and officers that provide services to us under the Management Agreement.

Our Manager

Mr. Lloyd McAdams, our Chairman, Chief Executive Officer and President, is also the manager of Anworth Management, LLC, or our Manager. A trust controlled by Mr. Lloyd McAdams and Ms. Heather U. Baines beneficially owns 50% of the outstanding membership interests in our Manager; Mr. Joseph E. McAdams beneficially owns 45% of the outstanding membership interests in our Manager; and Mr. Thad M. Brown, our former Chief Financial Officer, owns 5% of the outstanding membership interests in our Manager. Our Manager did not pay consideration to us for entering into the Management Agreement with us.

Nothing in the Management Agreement prevents our Manager or any of its affiliates from engaging in other businesses or from rendering services of any kind to any other person or entity, including investment in or advisory service to others investing in any type of real estate investment, other than advising other REITs that invest more than 75% of their assets in United States agency residential mortgage-backed securities. Directors, officers and employees of our Manager may serve as our directors and officers.

Certain of our Manager’s officers and certain of our officers are officers or employees of PIA, where they devote a portion of their time. These officers are currently involved, and will continue to be involved, in investing both our assets and mortgage-backed securities and other fixed income assets for institutional clients and individual investors through PIA.

These multiple responsibilities may create conflicts of interest if these officers are presented with opportunities that may benefit both us and the clients of PIA. These officers allocate investments among our portfolio and the clients of PIA by determining the entity or account for which the investment is most suitable. In making this determination, these officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. These officers, however, have no obligation to make any specific investment opportunities available to us and the above-mentioned conflicts of interest could result in decisions or allocations of securities that are not in our best interests.

Mr. Lloyd McAdams is also an owner and Chairman of Syndicated Capital, Inc., a registered broker-dealer. Syndicated Capital, Inc. has been authorized by our board to act as an authorized broker on buyback of our common stock. Mr. McAdams is also the sole director and Chairman of the Board of PIA Farmland, Inc., a privately-held real estate investment trust incorporated in February 2013 which invests in U.S. farmland properties that are leased to independent farm operators. Mr. Charles J. Siegel is also the Chief Financial Officer of PIA Farmland, Inc. Our officers’ service to PIA, Syndicated Capital, Inc. and PIA Farmland, Inc. allow them to spend only part of their time and effort managing our Company, as they are required to devote a portion of their time and effort to the management of other companies. Mr. Steven Koomar, the Chief Executive Officer of PIA Farmland, Inc., has no involvement with either Anworth or its external manager, Anworth Management, LLC.

Agreements with Pacific Income Advisers, Inc.

On January 26, 2012, we entered into a sublease agreement for office space leased by PIA that became effective on July 1, 2012. Under the new sublease agreement, we lease, on a pass-through basis, 7,300 square feet of office space from PIA at the same location and pay rent at an annual rate equal to PIA’s obligation, which is currently $63.52 per square foot. The base monthly rental for us is $38,646.15, which will be increased 3% per annum beginning on July 1, 2016. The new sublease agreement runs through June 30, 2022 unless earlier terminated pursuant to the master lease. During the year ended December 31, 2015, we expensed approximately $505 thousand in rent to PIA under the new sublease agreement, which is included in “Other expenses” on the consolidated statements of operations.

At December 31, 2015, the future minimum lease commitment was as follows (in whole dollars):

Year	2016	2017	2018	2019	2020	Thereafter	Total Commitment
Commitment	$470,720	$484,852	$499,398	$514,374	$529,800	$822,579	$3,321,723

On July 25, 2008, we entered into an administrative services agreement with PIA, which was amended and restated on August 20, 2010. Under this agreement, PIA provides administrative services and equipment to us in the nature of human resources, operational support and information technology, and we currently pay an annual fee of 5 basis points on the first $225 million of stockholders’ equity and 1.00 basis points thereafter (paid quarterly in advance) for those services. The administrative agreement had an initial term of one year and renews for successive one year terms each year thereafter unless either party gives notice of termination at least 90 days before the expiration of the then current annual term. We may also terminate the administrative services agreement upon 30 days’ notice for any reason and immediately if there is a material breach by PIA. During the year ended December 31, 2015, we paid fees of $162 thousand to PIA in connection with this agreement.

Indemnification Agreements

In addition to the indemnification provisions contained in our articles of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. We have also entered into separate indemnification agreements with certain employees of our Manager in their capacity as agents of our Company. These agreements require us, among other things, to indemnify each such director or officer of our Company, or employee of our Manager, to the fullest extent permitted by Maryland law against expenses (including attorneys’ fees), judgments, fines and settlements incurred by such individual in connection with any action, suit or proceeding by reason of such individual’s status or service as a director, officer or agent of our Company (other than liabilities with respect to which such individual receives payment from another source, arising in connection with certain final legal judgments, arising from actions not in good faith and not in a manner such individual reasonably believed to be in or not opposed to the best interests of our Company and its stockholders, arising from actions where such individual received an improper personal benefit in money, property or services, arising from any criminal action or proceeding, where such individual had reasonable cause to believe the conduct was unlawful, or in connection with assertions by such individuals not made in good faith or which are frivolous or which we are prohibited by applicable law from paying) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Family Relationships

Mr. Lloyd McAdams and Ms. Heather U. Baines are husband and wife and Messrs. Lloyd McAdams and Joseph E. McAdams are father and son.

AUDIT COMMITTEE

Audit Committee Report

The following is the report of our Company with respect to our Company’s audited financial statements for 2015, which include the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015 and the notes thereto.

Composition. The Audit Committee of our board is comprised of four directors and operates under a written charter adopted by our board. All members of the Audit Committee are “financially literate” within the meaning of the NYSE rules and are “independent” as defined in Rule 10A-3 under the Exchange Act and the rules of the NYSE.

Responsibilities. The responsibilities of the Audit Committee include recommending to our board an accounting firm to be engaged as the independent registered public accounting firm. Management has primary responsibility for the internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to oversee these processes and the activities of the internal audit department.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed the audited financial statements and met separately, and held discussions with, management and RSM US LLP, our independent registered public accounting firm, for the fiscal year ended December 31, 2015. Management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with RSM US LLP the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committee,” as amended, and No. 90, “Audit Committee Communications.”

RSM US LLP provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with RSM US LLP, the firm’s independence.

Conclusion. Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that our board include the audited financial statements in our Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

Respectfully submitted by the Audit

Committee of the Board of Directors,

Joe E. Davis

Lee A. Ault, III

Robert C. Davis

Mark S. Maron

Audit and Related Fees

The following table presents fees for professional audit services rendered by RSM US LLP for the audit of our Company’s annual financial statements for the years ended December 31, 2015 and 2014 and fees billed for other services rendered by RSM US LLP during 2015 and 2014:

	2015	2014
Audit fees	$475,800	$433,000
Audit-related fees	-	-
Tax fees	-	-
Other fees	-	-
Total:	$475,800	$433,000

Pre-approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees. All of the audit and audit-related fees performed for our Company during the fiscal year ended December 31, 2015 were pre-approved by the Audit Committee.

PROPOSAL NO. 2:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Company is presenting the following proposal, which gives you as a stockholder the opportunity to vote, on an advisory basis, to approve the compensation paid to our Named Executive Officers by voting for or against the following resolution. While our board intends to carefully consider the outcome of the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

“Resolved, that the stockholders approve the compensation of our Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related disclosures contained in this proxy statement set forth under the caption “Executive Officers and Compensation” beginning on page 13 of this proxy statement.”

Our board believes that the compensation paid to our Named Executive Officers through our compensation program achieves the objectives of attracting, motivating and retaining our Named Executive Officers while achieving the objectives of aligning managements’ interests with the interests of our stockholders.

The affirmative vote of the majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to approve, on an advisory basis, the compensation of our Company’s Named Executive Officers. Votes against and broker non-votes will result in the resolution receiving fewer votes. Our board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate.

Our board unanimously recommends that you vote FOR approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the related disclosures contained in this proxy statement set forth under the caption “Executive Officers and Compensation” beginning on page 13 of this proxy statement. Proxies received will be voted FOR approval of this proposal unless stockholders specify otherwise in their proxy.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF RSM US LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP was recommended by the Audit Committee of our board to act as our Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016, subject to ratification by the stockholders.

We have been advised by RSM US LLP that the firm has no relationship with our Company or its subsidiaries or affiliates other than that arising from the firm’s engagement as auditors, tax advisors and consultants. If the selection of RSM US LLP is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the Annual Meeting, RSM US LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by our board, then in any such case our board will appoint another independent registered public accounting firm whose employment for any period subsequent to the Annual Meeting will be subject to ratification by the stockholders at the 2017 Annual Meeting of Stockholders.

A representative of RSM US LLP is expected to be present in person at the Annual Meeting to make a statement if he or she desires, and to respond to appropriate questions. The principal accountant’s report on our Company’s financial statements for our fiscal years ended December 31, 2015 and December 31, 2014 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Vote Required

The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of RSM US LLP as our independent registered public accounting firm.

Our board unanimously recommends that you vote FOR the ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Proxies received will be so voted unless stockholders specify otherwise in their proxy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, officers and persons holding more than 10% of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership on Form 4 with the SEC within two business days. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2015, our officers and directors complied with the Section 16(a) filing requirements on a timely basis.

Expenses of Proxy Solicitation

Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Legal Proceedings

We have no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Annual Report

A copy of the annual report to stockholders of our Company for the 2015 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Stockholder Proposals for 2017 Annual Meeting Pursuant to Rule 14a-8 of the Exchange Act

Proposals of stockholders for consideration at the 2017 Annual Meeting of Stockholders, pursuant to Rule 14a-8 of the Exchange Act, must be received by us no later than the close of business on November 11, 2016, and must comply with the applicable rules of the SEC in order to be included in our proxy statement and proxy relating to the 2017 Annual Meeting of Stockholders.

Procedures for Recommending Director Candidates

Stockholders of our Company wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the committee, c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401.

Our Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive.

Our Nominating and Corporate Governance Committee makes recommendations to our board concerning candidates for membership as directors, considering such factors as background, skills, expertise, accessibility and availability to serve effectively on our board. This Committee also makes recommendations to our board regarding the nomination of incumbent directors for re-election to our board. Our board then approves a slate of directors to be nominated for election at annual meetings of stockholders.

When selecting directors, our board will review and consider many factors, including those specified in our Corporate Governance Guidelines, which are posted on the “Governance Documents” section of our website. It considers recommendations from many sources, including members of our board and management. From time to time, we may hire search firms to help identify and facilitate the screening and interview process of director nominees. The Nominating and Corporate Governance Committee has full discretion in considering its nominations to our board.

Deadline and Procedures for Submitting Director Nominations or Other Business to our Board

A stockholder wishing to nominate a candidate for election to our board, or propose other business for consideration, at the 2016 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401, of his or her intention to make such a nomination or proposal. In order for a stockholder proposal for director nominations or other business, outside of Rule 14a-8 under the Exchange Act, to come before the 2016 Annual Meeting of Stockholders, such notice of nomination or proposal must be made in accordance with our Amended Articles of Incorporation, as amended, which require appropriate notice to us of the nomination or proposal not less than 30 days nor more than 60 days prior to the date of the Annual Meeting of Stockholders. If less than 30 days’ notice of the date of the Annual Meeting of Stockholders is given by us, then we must receive the notice of nomination not later than the close of business on the 10th day following the date we first mailed the notice of the meeting. In this regard, notice is given that the 2017 Annual Meeting of Stockholders is expected to be held on May 17, 2017, and therefore we must receive notice of the proposal not before March 18, 2017 but not after April 17, 2017.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NYSE Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

Communications to the Board

All communications to our board, our board committees or any individual director, must be in writing and addressed to them c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401. Communications received in writing will be forwarded to the named recipient(s).

March 8, 2016

By Order of the Board of Directors

Charles J. Siegel

Secretary

ANWORTH MORTGAGE ASSET CORPORATION ATTN: JOHN HILLMAN 129 OCEAN AVENUE, SECOND FLOOR SANTA MONICA, CA 90401 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow theinstructions to obtain your records and to create an electronic voting instructionform.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years. VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the meeting date. Have your proxy card in handwhen you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.The Board of Directors recommends you vote FOR the following: 1. 1. Election of Directors Nominees For Against Abstain 01 Lloyd McAdams 0 0 002 Lee A. Ault, III 0 0 0 03 Joe E. Davis 0 0 0 04 Robert C. Davis 0 0 0 05 Mark S. Maron 0 0 0 06 Joseph E. McAdams 0 0 0 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Approval, on an advisory basis, of the 0 0 0 compensation of our Named Executive Officers. 3 Ratification of the appointment of RSM US LLP 0 0 0 as our independent registered public accounting firm for our fiscal year ending December 31, 2016. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1 A10000268520_1 R1.0.1.25  0000268520_2  R1.0.1.25 Signature [ Please SIGN WITHIN BOX] Date Job # Signature (Joint Owners) Date Shares Cusip # Sequence #

ANNUAL MEETING OF STOCKHOLDERS OFANWORTH MORTGAGE ASSET CORPORATIONMAY18,2016Please date, sign and mail your proxy card in the envelope provided as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Annual Report, Notice & Proxy Statement areavailable atwww.proxyvote.com ANWORTH MORTGAGE ASSET CORPORATIONAnnual Meeting of ShareholdersMay 18, 2016 10:00 AMThis proxy is solicited by the Board of Directors The undersigned hereby appoints Lloyd McAdams and Joseph E. McAdams, or either of them, each with fullpower of substitution, as proxies of the undersigned to attend the AnnualMeeting of Stockholders of AnworthMortgage Asset Corporation, to be held on Wednesday, May 18, 2016 at 10:00 a.m. Pacific Time, and at anyadjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled tovote if personally present as indicated on the reverse side. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A)THE NOTICE OF ANNUAL MEETING OFSTOCKHOLDERS TO BE HELD ON MAY 18, 2016,(B) THE ACCOMPANYING PROXY STATEMENT, AND(C) THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015. THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NOT CHOICE IS SPECIFIED, WILL BE VOTED FORTHE 6 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPEPROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. Continued and to be signed on reverse side